U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            AMENDMENT NO. 1 TO FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or
               Section 30(f) of the Investment Company Act of 1940

                     1. Name and Address of Reporting Person

                          BRUNSON       DEBRA       L.

                          (Last)       (First)    (Middle)

                              2250 North 1500 West

                                    (Street)

                                Ogden, Utah 84404

                              (City) (State) (Zip)

              2. Date of Event Requiring Statement (Month/Day/Year)

                                 March 31, 2001

        3. IRS or Social Security Number of Reporting Person (Voluntary)

                   4. Issuer Name and Ticker or Trading Symbol

                              CRYOCON, INC. (CRYQ)

                  5. Relationship of Reporting Person to Issuer
                             (Check all applicable)

           [ ] Director                            [ ] 10% Owner
           [ ] Officer (give title below)          [X] Other (specify below)

                                 FORMER DIRECTOR
           FORMER VICE PRESIDENT, HUMAN RELATIONS AND PUBLIC RELATIONS

                 6. If Amendment, Date of Original (Month/Year)


           7. Individual or Joint/Group Filing (Check applicable line)

                    [ X ] Form Filed by One Reporting Person

                [ ] Form Filed by More than One Reporting Person

                United States Securities and Exchange Commission
                                Washington, D.C. 20549

[ ]Check box if no longer subject to
Section 16.  Form 4 or Form 5 obli-
gations may continue.  See Instruc-
tion 1(b)

[ ]Form 3 Holdings Reported

[X]Form 4 Transactions Reported

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or   Price      (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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COMMON STOCK,  no par value                                                                         498,000     (D)
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COMMON STOCK,  no par value                                                                      12,163,893     (I)       spouse
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COMMON STOCK,  no par value           3/16/01        S (4)           1,000       (D)  2.50/share
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COMMON STOCK,  no par value           3/16/01        S (4)           1,000       (D)  2.75/share
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*If the form is filed by more than one reporting person, see instruction 4(b)(v)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)       (A)    (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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OPTION                                M                                                                   500,000   (D)
AGREEMENTS
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Explanation of Responses: Ms.Brunson's term as Director expired December 31, 2000. Ms. Brunson was changed from VP, HR/PR to a non-executive position. Ms. Brunson's holdings and transactions have been reported previously on Forms 3 and 3/A . This form is amended to include the sale of 2,000 shares in two 1,000 share blocks on March 16, 2001. At the time of the sale, Ms. Brunson was assured by her broker that a Form 4 had been prepared and submitted for her. Upon subsequent checking by Corporate Counsel, it was determined that the Form 4 had not been filed for that transaction. A letter from the broker informing Ms. Brunson of this fact was received by her June 29, 2001. To date, Ms. Brunson has not exercised any of her options.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(4)


                          /s/ Debra L. Brunson                      29 JUNE 2001
                          --------------------                      ------------
                          ** Signature of Reporting Person              Date

NOTE: File three copies of this Form; one of which must be manually signed. If space provided is insufficient, see Instructionn 6 for procedure.

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